EXHIBIT 99.1

FOR IMMEDIATE RELEASE MAY 8, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION INTRODUCES NEW LOGO

OKLAHOMA CITY, OK, MAY 8, 2007 – Chesapeake Energy Corporation (NYSE:CHK), the nation’s third-largest independent and sixth-largest overall producer of natural gas, introduced its new corporate logo today featuring a distinctive green element to communicate both the environmental attractiveness of natural gas and Chesapeake and the country’s increasing environmental awareness.

“Corporate logos should clearly communicate what a company stands for and because Chesapeake has evolved significantly in the seven years since we last updated our logo, we believed it was time for an upgrade. The new logo reflects the increased size of Chesapeake, our unparalleled commitment to natural gas and highlights to our stakeholders the environmental attractiveness of the product we sell. Our new logo also serves as a key visual element of our corporate communications focus to more strongly leverage our industry leadership position and to emphasize the economic and environmental attributes of natural gas,” said Chesapeake’s chairman and CEO, Aubrey K. McClendon.

Chesapeake’s new logo features several new and updated design elements. The addition of a bright green stroke represents the most notable addition to the new logo. “This element suggests the earth and visibly communicates the company’s commitment to the environment – an attribute of which we are very proud,” McClendon noted. In addition, the familiar flame in Chesapeake’s previous logo has been graphically revamped to more effectively convey the energetic spirit of Chesapeake’s strategy and employees. Moreover, adding the word “Energy” to the logo more clearly identifies the company as a leading energy explorer and producer.

In his email to Chesapeake’s 5,000 employees that rolled out the new “Clean and Green” logo, McClendon emphasized that Chesapeake and the natural gas industry can help solve the energy and environmental challenges the country and the world are facing in the years ahead. He also noted that some of the great public debates of the next decade will be waged over how America will meet its growing need for more electricity while at the same time reducing greenhouse gas emissions that are widely blamed for causing global warming.

Citing current statistics, Mr. McClendon stated, “Burning natural gas instead of oil products or coal reduces greenhouse gas emissions by approximately 50%. Natural gas currently fuels about 21% of the nation’s electricity generation and is well positioned for further market-share gains. By comparison, coal-fired generation provides 52%, nuclear plants provide 21% and renewable sources such as hydro and wind provide 6%. We are seeing a broad movement in our country toward limiting greenhouse gas emissions and embracing smarter environmental practices by consumers and companies. Americans need more energy, but they also want cleaner skies. We believe the evidence clearly demonstrates that natural gas is by far the most practical solution to the problem – it is abundant, affordable, reliable, clean burning and domestically produced.

“We intend to enthusiastically communicate the superiority of natural gas over other energy sources beginning with the introduction of our new logo and the founding of the American Clean Skies Foundation. This foundation will be focused on educating policymakers and consumers about the positive attributes of natural gas. It will be based in Washington, D.C. and will be headed by the very capable and knowledgeable Denise Bode upon her resignation from Oklahoma’s Corporation Commission at the end of May,” McClendon said.

The Oklahoma City-based advertising agency Ackerman-McQueen has worked with Chesapeake on numerous corporate image projects over the years and developed the new logo with input from Chesapeake’s graphic design department.

Chesapeake Energy Corporation is the third-largest independent and sixth-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.